Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275396
The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities nor does it solicit offers to buy these securities in any jurisdiction where such offer or sale is not permitted.
Subject to Completion. Dated November 8, 2023.
Preliminary Prospectus Supplement
(To Prospectus dated November 8, 2023)
$100,000,000
Myriad Genetics, Inc.
Common Stock
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We are offering $100,000,000 of shares of our common stock, par value $0.01 per share.
Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “MYGN.” On November 7, 2023, the last reported sale price of our common stock was $17.76 per share.
Investing in our common stock involves a number of risks. See “Risk Factors” on page S-15 of this prospectus supplement and on page 6 of the accompanying prospectus, and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein and therein by reference for a discussion of certain risks you should consider before deciding to invest in our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
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	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)    We have agreed to reimburse the underwriters for certain expenses incurred in this offering. See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.
We have granted the underwriters an option to purchase up to $15,000,000 of additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, for a period of 30 days following the date of this prospectus supplement.
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The underwriters expect to deliver the shares to purchasers on or about , 2023.
Joint Book-Running Managers

Goldman Sachs & Co. LLC	Morgan Stanley	Wells Fargo Securities
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Prospectus supplement dated , 2023

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated into each by reference. The second part, the accompanying prospectus, gives more general information about us, some of which may not apply to this offering. This prospectus supplement is deemed to be incorporated by reference into the accompanying prospectus solely for the purpose of this offering. When we refer only to the “prospectus,” we are referring to both parts combined.
If there is any inconsistency between information in or incorporated by reference into the accompanying prospectus and information in or incorporated by reference into this prospectus supplement, the information contained in the most recently dated document shall control. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information” before investing in our common stock.
Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
All references in this prospectus supplement to “Myriad,” the “Company,” “we,” “us,” “our,” or similar references refer to Myriad Genetics, Inc. and our subsidiaries, except where the context otherwise requires or as otherwise indicated.
Non-GAAP Financial Measures
In this prospectus supplement we present certain financial measures that are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”), such as Adjusted Net Income (Loss), Adjusted Earnings Per Share, Adjusted Gross Profit and Adjusted Gross Margin.
Our management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods. Our management also uses non-GAAP financial measures to establish budgets and to manage our business.
The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. You should not rely on these non-GAAP measures as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliations to the most directly comparable GAAP measures set forth in “Summary—Summary Historical Consolidated Financial and Other Data,” along with our consolidated financial statements incorporated by reference in this prospectus supplement. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, the non-GAAP measures as presented in this prospectus supplement may differ from and may not be comparable to similarly titled measures used by other companies.
In addition, in this prospectus supplement we present certain revenue and volume figures by business or product as opposed to presenting product categories as we do in our Form 10-Q for the three months ended September 30, 2023 and certain of our other filings with the SEC. We are under no obligation and do not undertake to present this information in this way going forward.

Market and Industry Data
Certain information contained in this prospectus supplement and the documents incorporated by reference herein relate to or are based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data to be reliable, we have not independently verified, and make no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of our internal estimates or research and no reliance should be made on any information or statements made in this prospectus supplement and the documents incorporated by reference herein relating to or based on such internal estimates and research.

Trademarks

    “Myriad,” the Myriad logo, BRACAnalysis, BRACAnalysis CDx, Colaris, ColarisAP, MyRisk, Myriad myRisk, MyRisk Hereditary Cancer, myChoice, Tumor BRACAnalysis CDx, MyChoice CDx, Prequel, Prequel with Amplify, Amplify, Foresight, Precise, FirstGene, SneakPeek, SneakPeek Early Gender DNA Test, Health.Illuminated., RiskScore, Prolaris, GeneSight, and EndoPredict are registered trademarks or trademarks of Myriad. Other brands, names and trademarks contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this presentation may be listed without the TM, SM, © or ® symbols, but we will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934 (the “Exchange Act.”) Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023 (our “2022 Form 10-K”);
•our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2023 (excluding those portions that were not required to be incorporated by reference into our 2022 Form 10-K);
•our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 4, 2023, August 4, 2023 and November 7, 2023, respectively;
•our Current Reports on Form 8-K, filed with the SEC on June 2, 2023, July 6, 2023, August 3, 2023 (but only Items 3.02 and 8.01), October 5, 2023 (but only Items 5.02 and 9.01), October 31, 2023 and November 1, 2023; and
•the description of our common stock contained in Exhibit 4.2 to our 2022 Form 10-K, and any amendment or report filed for the purpose of updating such description.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at https://www.myriad.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.
If requested, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Myriad Genetics, Inc.
Attention: Investor Relations
322 North 2200 West
Salt Lake City, UT 84116
(801) 584-3600

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes,” “seek,” “could,” “continue,” “likely,” “will,” “strategy” and “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. These risks include, but are not limited to:
•the risk that sales and profit margins of our existing tests may decline or that we may not be able to operate our business on a profitable basis;
•risks related to our ability to achieve certain revenue growth targets and generate sufficient revenue from our existing product portfolio or in launching and commercializing new tests to be profitable;
•risks related to changes in governmental or private insurers’ coverage and reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests;
•risks related to increased competition and the development of new competing tests;
•the risk that we may be unable to develop or achieve commercial success for additional tests in a timely manner, or at all;
•the risk that we may not successfully develop new markets or channels for our tests, including our ability to successfully generate substantial revenue outside the United States;
•the risk that licenses to the technology underlying our tests and any future tests are terminated or cannot be maintained on satisfactory terms;
•risks related to delays or other problems with constructing and operating our laboratory testing facilities;
•risks related to public concern over genetic testing in general or our tests in particular;
•risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems;
•risks related to our ability to obtain new corporate collaborations or licenses and acquire or develop new technologies or businesses on satisfactory terms, if at all;
•risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license, acquire, or develop;
•the risk that we are not able to secure additional financing to fund our business, if needed, in a timely manner or on favorable terms, if it all;
•risks related to our projections about the potential market opportunity for our current and future products;
•the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests;
•the risk of patent-infringement claims or challenges to the validity of our patents;
•risks related to changes in intellectual property laws covering our tests, or patents or enforcement, in the United States and foreign countries;
•risks related to security breaches, loss of data and other disruptions, including from cyberattacks;
•risks of new, changing and competitive technologies in the United States and internationally, and that we may not be able to keep pace with the rapid technology changes in our industry, or properly leverage new technologies to achieve or sustain competitive advantages in our products;
•the risk that we may be unable to comply with financial or operating covenants under our credit or lending agreements;
•risks related to our inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting;

•risks related to current and future investigations, claims or lawsuits, including derivative claims, product or professional liability claims, including the risk that the court does not approve the settlement (the “Securities Class Action Settlement”) of the securities class action lawsuit, captioned In re Myriad Genetics, Inc. Securities Litigation (No. 2:19-cv-00707-DBB), and risks related to the amount of our insurance coverage limits and scope of insurance coverage with respect thereto; and
•other risks and uncertainties discussed under the heading “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 4, 2023, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 4, 2023, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023, each of which is incorporated by reference into this prospectus supplement.
In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein, might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of the applicable document containing the forward-looking statement. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. All forward-looking statements in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUMMARY
This summary highlights key aspects of this offering and certain information contained elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. This summary is not complete and does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read carefully the other information included and incorporated by reference in each of this prospectus supplement and the accompanying prospectus before investing in our common stock. You should pay special attention to the risks and uncertainties identified under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 4, 2023, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 4, 2023, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023, when determining whether an investment in our common stock is appropriate for you.
Company Overview and Mission
We are a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. We provide insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. We develop and offer genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where critical genetic insights can significantly improve patient care and lower health care costs.
Our Business Strategy
Personalized genetic data and digital and virtual consumer trends are converging to change traditional models of care. Significant growth opportunities exist to help patient populations with pressing health care needs through innovative solutions and services. Our focus is on organic growth, deployment of capital, including through opportunistic acquisitions, and the launch of new products. We are focusing our efforts in three key areas where we have specialized products, capabilities, and expertise: Oncology, Women’s Health, and Pharmacogenomics. We believe our path to organic growth is driven by articulating our clinical differentiation, advancing a new commercial model in our Oncology and Women’s Health businesses to reach a broader set of physicians and patients, raising awareness with patients who we believe would benefit from testing, and innovation that improves clinical outcomes, ease of use, and access. By investing in tech-enabled commercial tools, new laboratory facilities, and advanced automation, we believe we will be able to reduce complexity and cost. We plan to expand some of our current products, such as our Foresight Carrier Screen test, and launch new products, such as FirstGene, which we expect will help accelerate our growth. We intend to develop and enhance our products to support growth, improve patient and provider experience, and reach more patients of all backgrounds. We are committed to disciplined management of a key set of initiatives to fulfill our mission and drive long-term growth and profitability.
Third Quarter Business Performance and Highlights
Oncology
    Our Oncology business provides hereditary cancer testing, including the MyRisk hereditary cancer test for patients who have cancer. MyRisk is a hereditary test that evaluates patient risk for 11 cancer indications based on 48 clinically significant genes to assess BRCA mutations and eligibility for select treatment protocols. Our Oncology business also provides tumor profiling products such as the MyChoice CDx companion diagnostic test, the Prolaris prostate cancer prognostic test, Precise Tumor molecular profile test and the EndoPredict breast cancer prognostic test.
For the three months ended September 30, 2023, Oncology testing revenues were approximately $76.6 million, compared to $69.1 million for the same period in the prior year, or an increase of 11%, including revenues from hereditary cancer testing in Oncology that increased 21% for the three months ended September 30, 2023 compared to the same period in the prior year.
    For the three months ended September 30, 2023, Oncology test volumes were approximately 51,000, compared to 46,000 for the same period in the prior year, or an increase of 9%, including hereditary cancer test volumes in Oncology that increased 15% for three months ended September 30, 2023 compared the same period in the prior year.

These increases are partially due to increases in Prolaris testing revenue and volumes for the three months ended September 30, 2023, which were 18% and 9%, respectively, compared to the same period in the prior year. For the nine months ended September 30, 2023, Prolaris test volumes increased 14% compared to the same period in the prior year. Our Prolaris test is a gene expression assay that assesses whether a patient is likely to have a slow growing, indolent form of prostate cancer. We believe Prolaris is the only prostate cancer prognostic test validated in untreated patients and the only test of its kind with validated thresholds for active surveillance and multi-modal therapies.
    Our Oncology business also develops companion diagnostic tests for use with drug products in development by pharmaceutical companies, and on October 25, 2023, we entered into a new master collaboration agreement with Qiagen to develop companion diagnostic tests in Oncology.
Women’s Health
    Our Women’s Health business focuses on providing genetic insights for women of all ancestries, assessing cancer risk, and offering prenatal testing solutions for those who are pregnant or planning a family. Our primary tests in Women’s Health include MyRisk hereditary cancer test, Prequel prenatal screen, Foresight carrier screen and SneakPeek Early Gender DNA Test.
    For the three months ended September 30, 2023, Women’s Health testing revenues were approximately $79.6 million, compared to $54.3 million for the same period in the prior year, which consist of revenues from hereditary cancer testing in Women’s Health that increased 25% for the three months ended September 30, 2023 compared to the same period in the prior year and revenues from prenatal testing that increased 56% for the three months ended September 30, 2023 compared to the same period in the prior year, excluding contributions from the SneakPeek Early Gender DNA Test.
    For the three months ended September 30, 2023, Women’s Health test volumes were approximately 190,000, compared to 111,000 for the same period in the prior year, or an increase of 70%, which consist of hereditary cancer test volumes in Women’s Health that increased 22% for the three months ended September 30, 2023 compared to the same period in the prior year, and prenatal test volumes that increased 20% for the three months ended September 30, 2023 compared to the same period in the prior year, excluding contributions from the SneakPeek Early Gender DNA Test. For the nine months ended September 30, 2023, prenatal test volumes increased 14% compared to the same period in the prior year, excluding contributions from the SneakPeek Early Gender DNA Test. As of October 2023, over 1 million SneakPeek Early Gender DNA Tests have been sold. For the nine months ended September 30, 2023, hereditary cancer test volumes, including test volumes from both the Women’s Health business and the Oncology business increased 20% compared to the same period in the prior year.
    In 2024, we plan to launch our new FirstGene test, a 4-in-1 prenatal offering for non-invasive prenatal screening, carrier screening, fetal recessive status, and feto-maternal blood compatibility. We expect that this integrated offering will be easier for providers to administer compared to taking multiple tests and there is no need to screen the father. Currently, only around 50% of providers utilize carrier screening and only around 30% of fathers get screened when the mother is a carrier for a genetic disease. In addition, traditional non-invasive prenatal screening and expanded carrier screening tests have generally generated lower gross margins than other types of genetic tests. However, we estimate that FirstGene test will have higher gross margins compared to our Foresight and Prequel tests alone.
Pharmacogenomics
    Our Pharmacogenomics business consists of the GeneSight psychotropic mental health medication test that covers 64 medications commonly prescribed for depression, anxiety, attention deficit hyperactivity disorder, and other psychiatric conditions. GeneSight is designed to help physicians understand how genetic alterations impact patient response to antidepressants and other drugs.
For the three months ended September 30, 2023, revenues from the GeneSight test were approximately $35.7 million compared to $33.0 million for the same period in the prior year, or an increase of 8%. GeneSight test volumes were approximately 116,000 for the three months ended September 30, 2023 as compared to approximately 97,000 for the same period in the prior year, or an increase of 19%. For the nine months ended September 30, 2023, GeneSight test volumes increased 24% compared to the same period in the prior year.

On September 19, 2023, we presented positive preliminary results from Phase 1 of a multi-phase study designed to better understand GeneSight’s ability to improve clinical outcomes and reduce healthcare costs. Based on data from over 20,000 patients in the Optum Labs Data Warehouse, in the first 180 days post GeneSight testing, total hospitalizations decreased by more than 25% and psychiatric-related hospitalizations decreased by more than 35%. Additional data and detail from this study is expected to be published in 2024. In addition, an updated GeneSight meta-analysis has shown that access to GeneSight improved major depressive disorder response and remission rates.
GeneSight is a market leading pharmacogenomics test that over 2 million people have taken as of September 30, 2023. Our Genesight test has been ordered by tens of thousands of clinicians to help inform medication selection and dosing, including approximately 4,000 additional clinicians who ordered GeneSight for the first time during the three months ended September 30, 2023.
    As of September 30, 2023, there were over 45,000 healthcare providers actively ordering our products across all of Oncology, Women’s Health and Pharmacogenomics. In an effort to continue our growth, we have invested more than $80 million over the last two years upgrading and automating our labs, technology platforms and test processes.
Recent Developments
ABL Facility Upsize
On October 31, 2023, we entered into an amendment to our asset-based revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, the other lender parties thereto, and certain of our domestic subsidiaries as guarantors (the “ABL Facility”) pursuant to which we increased the maximum principal amount by $25.0 million through a new commitment provided by a new lender, Goldman Sachs Bank USA, for a total maximum principal commitment under the ABL Facility of $115.0 million.
COO Transition
Effective October 31, 2023, Nicole Lambert, our former Chief Operating Officer, stepped down from such position and transitioned to providing consulting and advisory services to us until March 31, 2024. On November 1, 2023, we announced the appointment of Samraat S. Raha as our Chief Operating Officer, effective as of December 11, 2023.
Ravgen Settlement
On October 23, 2023 (the “Ravgen Settlement Effective Date”), we and Ravgen entered into a settlement agreement (the “Ravgen Settlement Agreement”) pursuant to which the parties agreed to settle (the “Ravgen Settlement”) the lawsuit that Ravgen, Inc. (“Ravgen”) filed against us and our wholly owned subsidiary, Myriad Women’s Health, Inc., in the U.S. District Court for the District of Delaware, alleging infringement of two Ravgen-owned patents. As part of the Ravgen Settlement, we agreed to pay Ravgen a minimum of $12.75 million in three installment payments as follows: (1) the first installment of $5.0 million on or before October 31, 2023, (2) the second installment of $5.0 million on or before October 31, 2024, and (3) the third installment of $2.75 million on or before October 31, 2025. Subject to the terms of the Ravgen Settlement Agreement, we also agreed to pay Ravgen an additional contingent payment of $21.25 million payable in five annual installments, with (1) the first installment of $5.0 million payable on the later of (a) 30 days after notification in writing by Ravgen of the successful conclusion in favor of Ravgen of all of Ravgen’s litigations and patent reexaminations as of the Ravgen Settlement Effective Date and (b) January 1, 2026 (the “Contingent Payment Date”); (2) the second installment of $5.0 million on the first anniversary of the Contingent Payment Date; (3) the third installment of $5.0 million on the second anniversary of the Contingent Payment Date; (4) the fourth installment of $5.0 million on the third anniversary of the Contingent Payment Date; and (5) $1.25 million on the fourth anniversary of the Contingent Payment Date.
UnitedHealthcare Agreement
On October 10, 2023, we agreed on a new long-term agreement with UnitedHealthcare which includes pricing for products including but not limited to MyRisk, MyChoice CDx, BRACAnalysis CDx, Foresight, Prequel, GeneSight, and Prolaris. The contract amendment is effective January 1, 2024 and runs through December 31, 2027.

Our Corporate Information
We were incorporated under the laws of the State of Delaware on November 6, 1992. Our principal executive office is located at 322 North 2200 West, Salt Lake City, UT, 84116 and our telephone number is (801) 584-3600. Our corporate website address is www.myriad.com. Information contained on, or accessible through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

THE OFFERING

Common stock to be offered	$100,000,000 of shares.
Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares).
Option to purchase additional shares
We have granted the underwriters an option to purchase up to $15,000,000 of additional shares of our common stock at the public offering price, less the underwriting discount. This option is exercisable, in whole or in part, for a period of 30 days following the date of this prospectus supplement.

Use of proceeds
We estimate that the net proceeds we will receive from this offering will be approximately $ million (or $ million if the underwriters exercise in full their option to purchase additional shares), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $40.0 million of the net proceeds from this offering to repay all outstanding loans under our ABL Facility (as defined herein) (and accrued and unpaid interest thereon), without any reduction in commitment, $57.5 million of the net proceeds from this offering to pay the remaining portion of the Securities Class Action Settlement Amount (as defined herein) and the remainder of the net proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest
Affiliates of Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are lenders under our ABL Facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our ABL Facility. Therefore, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC have a “conflict of interest” in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. Pursuant to FINRA Rule 5121, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk factors
Investing in our securities involves significant risks. See “Risk Factors” on page S-15 of this prospectus supplement and in the documents incorporated by reference herein (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023) for a discussion of the risks you should carefully consider before deciding to invest in our securities.

Nasdaq Global Select Market symbol	“MYGN”
The number of shares of our common stock to be outstanding immediately after this offering is based on 82,064,413 shares of our common stock outstanding as of September 30, 2023, and excludes:
•681,128 shares of our common stock issuable upon exercise of outstanding options under our stock compensation plans at a weighted average exercise price of $13.38 per share;
•4,607,467 restricted stock units (“RSUs”) outstanding under our stock compensation plans;
•4,757,042 shares of our common stock reserved for future grants under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended; and

•1,474,248 shares of our common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Purchase Plan.
Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The summary consolidated financial data set forth below for the years ended December 31, 2022 and 2021, and as of December 31, 2022 and 2021 has been derived from our audited consolidated financial statements incorporated in this prospectus supplement and accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022. The summary consolidated financial data for the nine months ended September 30, 2023 and September 30, 2022 and as of September 30, 2023 has been derived from our unaudited condensed consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and has been prepared on the same basis as our audited consolidated financial statements. In the opinion of management, such unaudited condensed consolidated financial statements contain all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such financial statements in accordance with GAAP. The summary consolidated financial data as of September 30, 2022 has been derived from our unaudited condensed consolidated financial statements not incorporated by reference in this prospectus supplement.

You should read this data together with our consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the annual and quarterly reports incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of our future results and the results for any period are not necessarily indicative of our results for any full year. The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(in millions, except per share amounts)	2023	2022	2022	2021
Statements of Operations Data:
Testing revenue	$ 556.6	$ 500.6	$ 678.4	$ 666.4
Other revenue	—	—	—	24.2
Total revenue	556.6	500.6	678.4	690.6
Costs and expenses:
Cost of testing revenue	174.6	148.1	202.0	185.7
Cost of other revenue	—	—	—	11.9
Research and development expense	67.7	62.0	85.4	81.9
Selling, general, and administrative expense	428.5	368.2	514.7	537.8
Legal charges pending settlement	111.8	—	—	62.0
Goodwill and long-lived asset impairment charges	—	10.7	16.9	1.8
Total costs and expenses	782.6	589.0	819.0	881.1
Operating loss	(226.0)	(88.4)	(140.6)	(190.5)
Other income (expense):
Interest income	1.8	1.6	2.6	0.7
Interest expense	(2.0)	(2.3)	(3.2)	(6.6)
Other	(3.7)	0.6	0.6	139.3
Total other (expense) income, net	(3.9)	(0.1)	—	133.4
Loss before income tax	(229.9)	(88.5)	(140.6)	(57.1)
Income tax expense (benefit)	2.2	(18.8)	(28.6)	(29.9)
Net loss	(232.1)	(69.7)	(112.0)	(27.2)
Net loss	$ (232.1)	$ (69.7)	$ (112.0)	$ (27.2)
Net loss per share:
Basic and diluted	$ (2.84)	$ (0.87)	$ (1.39)	$ (0.35)
Weighted average shares outstanding:
Basic and diluted	81.6	80.4	80.6	78.0

	As of September 30,		As of December 31,
(in millions, except per share amounts)	2023	2022	2022	2021
Balance Sheets Data:
Cash and cash equivalents	$ 76.0	$ 110.7	$ 56.9	$ 257.4
Marketable investment securities	10.3	82.5	58.0	81.4
Long-term marketable investment securities	—	66.0	54.8	59.0
Total assets	$ 1,149.1	$ 1,212.0	$ 1,198.7	$ 1,320.7
Total liabilities	465.7	295.4	312.9	352.9
Total stockholders' equity	683.4	916.6	885.8	967.8

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(in millions)	2023	2022	2022	2021
Statements of Cash Flows Data:
Net cash (used in) provided by operating activities	$ (56.2)	$ (99.0)	$ (106.3)	$ 18.6
Net cash provided by (used in) investing activities	43.9	(41.9)	(77.5)	274.4
Net cash provided by (used in) financing activities	31.0	(5.9)	(8.0)	(150.6)

Adjusted Net Income (Loss), Adjusted Earnings Per Share, Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. Our management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods. Our management also uses non-GAAP financial measures to establish budgets and to manage our business.

Set forth in the tables below are unaudited reconciliations of these non-GAAP financial measures to the nearest financial measure prepared in accordance with GAAP:

	For the Three Months Ended September 30,
(in millions)	2023	2022
Adjusted Net Income (Loss) (Non-GAAP)
GAAP Net Loss	$ (61.3)	$ (35.1)
Acquisition – amortization of intangible assets	10.7	10.1
Equity compensation	11.7	9.4
Transformation initiatives	2.8	4.7
Legal charges, net of insurance reimbursement	35.1	—
Other adjustments	(1.7)	0.2
Tax adjustments	0.4	(4.5)
Adjusted Net Loss (non-GAAP)	(2.3)	(15.2)
Weighted average shares outstanding
Basic	81.9	80.7
Diluted	81.9	80.7
Adjusted Earnings Per Share (non-GAAP)
Basic	$ (0.03)	$ (0.19)
Diluted	$ (0.03)	$ (0.19)

	For the Three Months Ended
(in millions)	September 30, 2023	June 30, 2023
Adjusted Gross Margin (Non-GAAP)
GAAP Gross Profit(1)	$ 134.3	$ 125.7
Acquisition – amortization of intangible assets	0.4	0.3
Equity compensation	0.4	0.4
Transformation initiatives	—	0.2
Adjusted Gross Profit (non-GAAP)	135.1	126.6
Adjusted Gross Margin (non-GAAP)	70.4%	69.0%
________________________________
(1)    Consists of total revenues less cost of testing from our Condensed Consolidated Statements of Operations.

RISK FACTORS
Investing in our common stock is speculative and involves a high degree of risk. The following risk factors, as well as risks currently unknown to us or that we currently believe are immaterial, could materially adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking information relating to us, or our business, property or financial results, each of which could cause purchasers of our common stock to lose part or all of their investment. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, prospective investors should carefully consider the factors set out under “Risk Factors” in the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 4, 2023, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 4, 2023, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023, as applicable, and the factors set out below before deciding to invest in our common stock.
Risks Related to This Offering and Ownership of our Common Stock
Our stock price is highly volatile, and our stock may lose all or a significant part of its value.
The market prices for securities of relevant testing companies have been volatile. This volatility has significantly affected the market prices for these securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock has fluctuated significantly, and it is likely that the market price will continue to fluctuate in the future. The market price for our common stock has varied between a high of $24.21 on June 13, 2023 and a low of $13.82 on October 30, 2023 in the twelve-month period ending on November 7, 2023. In addition, the stock market in general has experienced extreme price and volume fluctuations. Events or factors that may have a significant impact on our business and on the market price of our common stock include the following:
•major market events;
•failure of any of our recently launched tests and any new test candidates to achieve commercial success;
•failure to achieve and sustain revenue growth or margins in our business;
•changes in the structure of healthcare payment systems and changes in governmental or private insurer reimbursement levels for our tests;
•introduction of new commercial tests or technological innovations by competitors;
•termination of the licenses underlying our tests;
•delays or other problems with operating our laboratory facilities;
•failure of any of our research and development programs;
•changes in intellectual property laws or the enforcement, validity or expiration of our patents in the United States and foreign countries;
•developments or disputes concerning patents or other proprietary rights involving us directly or otherwise affecting the industry as a whole;
•missing or changing the financial guidance we provide;
•failure of analysts to initiate or maintain coverage of our company;
•negative publicity, including misinformation, about our company, our tests or the industry in which we operate;
•changes in the government regulatory approval process for our existing and new tests;
•failure to meet estimates or recommendations by securities analysts that cover our common stock;
•issuance of new securities analysts reports or changes in estimates or recommendations by securities analysts relating to our common stock or the securities of our competitors;
•public concern over our approved tests and any test candidates;

•litigation, including the outcome of existing and new litigation against us and ability to obtain final court approval of the Securities Class Action Settlement;
•government and regulatory investigations;
•our ability to raise additional funds if and when needed;
•future sales or anticipated sales of our common stock by us or our stockholders;
•the timing and amount of any repurchases of our common stock;
•general market conditions, including as a result of changes in the rate of inflation and interest rates;
•seasonal slowness in sales, particularly in the quarters ending September 30th and March 31st, the effects of which may be difficult to understand during periods of growth;
•general perception of the industry and our products;
•economic, health care and diagnostic trends, disasters or crises and other external factors; and
•period-to-period fluctuations in our financial results.
These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, securities class action litigation such as the current stockholder suit pending against us discussed elsewhere in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023 and incorporated by reference herein and certain related matters may affect the market price and demand for our common stock. Such litigation may cause us to incur substantial costs defending the lawsuit regardless of the outcome and could also divert the time and attention of our management. We also may decide to settle lawsuits on unfavorable terms, including above any insurance coverage that may be available. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a material adverse effect on the market price of our common stock.
If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution in the net tangible book value of your shares. Future sales and issuances of our common stock would result in dilution of the percentage ownership of our stockholders and could cause the price of our common stock to decline.
Since the price per share of our common stock being offered will be substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale of shares of our common stock in this offering at the public offering price of $ per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $ million, or $ per share. This represents an immediate dilution in net tangible book value of $ per share to new investors participating in this offering. For a more detailed discussion of the foregoing, see the section entitled “Dilution.”
From time to time, we may issue additional securities or sell common stock, convertible securities or other securities in one or more transactions at prices and in a manner we determine. We also plan to continue to grant equity awards that convert into shares of our common stock to employees and directors pursuant to our equity incentive plan. As of September 30, 2023, we had outstanding options to purchase approximately 0.7 million shares of our common stock (of which approximately 0.5 million were exercisable as of that date) and approximately 4.6 million restricted stock units outstanding. We also had approximately 1.5 million shares of common stock available for sale under our Amended and Restated 2012 Employee Stock Purchase Plan as of September 30, 2023. If we sell or issue common stock, convertible securities or other equity securities, or common stock is issued pursuant to equity incentive plans, holders of our common stock may be materially diluted. In addition, we may issue common stock or other equity securities in connection with an acquisition or other strategic transaction, which would cause dilution to our existing stockholders. New investors in such transactions could gain rights, preferences and privileges senior to those of holders of our common stock. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

We have broad discretion in the use of our cash and cash equivalents, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.
Our management has broad discretion in the application of our cash and cash equivalents, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition, results of operations, cash flows and future growth prospects. Pending their use, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See “Use of Proceeds” for additional information.
Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and re-adoption of our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult.
Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, which prohibits us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. In addition, our restated certificate of incorporation and restated bylaws also contain certain provisions that may make a third-party acquisition of us difficult, including:
•a classified Board of Directors, with three classes of directors each serving a staggered three-year term;
•the ability of the Board of Directors to issue preferred stock;
•a 70% super-majority stockholder vote to amend our bylaws and certain provisions of our certificate of incorporation; and
•the inability of our stockholders to call a special meeting or act by written consent.
In the past, we implemented a stockholders’ rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire us on a hostile basis. Although the plan expired in July 2011, our Board of Directors could adopt a new plan at any time. The provisions in a stockholders’ rights plan, as well as Section 203, may discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the then-current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.
We do not intend to pay dividends on our common stock so any returns will be limited to changes in the value of our common stock.
We currently intend to retain any future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the terms of our ABL Facility restrict our ability to pay dividends. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If few analysts continue coverage of us, the trading of our stock would likely decrease. Even if we do maintain sufficient analyst coverage, there can be no assurance that analysts will provide favorable coverage. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our restated certificate of incorporation and our restated by-laws designate specific state or federal courts as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our restated by-laws provide that a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated by-laws, or any action asserting a claim against us governed by the internal affairs doctrine. Our restated certificate of incorporation provides that the federal district courts of the United States of America are the exclusive forum for the resolution of any claims under the Securities Act of 1933, as amended (the “Securities Act”). These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Alternatively, if a court were to find these exclusive forum provisions to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.
The Securities Class Action Settlement is subject to final approval by the court and there can be no assurances if, when, and on what exact terms the Securities Class Action Settlement may receive final approval from the court.
On August 3, 2023, we entered into a stipulation and agreement of settlement setting forth the terms of the Securities Class Action Settlement, pursuant to which we have agreed to pay a settlement amount of $77.5 million (the “Securities Class Action Settlement Amount”), consisting of at least $20 million in cash (the “Initial Cash Amount”) and up to $57.5 million in freely tradeable shares of common stock. On September 7, 2023, pursuant to the terms of the Settlement Agreement, we deposited the Initial Cash Amount of $20 million into an escrow account controlled by plaintiff's counsel. Prior to the hearing on the final approval of the settlement (the “Final Approval Hearing”), we can elect to pay all or a portion of the remaining $57.5 million of the Securities Class Action Settlement Amount in cash (the “Additional Cash Amount”) or shares of common stock (the “Stock Component”). The number of shares of common stock, if any, that we will issue in connection with the Securities Class Action Settlement (the “Settlement Shares”) will be calculated by dividing the Stock Component by the volume-weighted average price of common stock for the ten consecutive trading days immediately preceding the date of the Final Approval Hearing. We expect that any Settlement Shares issued in connection with the Securities Class Action Settlement will be made in reliance on an exemption from registration under Section 3(a)(10) of the Securities Act, which will require court approval following a hearing on the fairness of the exchange. We will be required to issue and deliver any Settlement Shares and/or deposit any Additional Cash Amount in the settlement fund within three calendar days of the date that final judgment is entered by the court, which is expected to occur in the fourth quarter of 2023, provided that, with respect to the Stock Component, if the volume-weighted average price of the common stock drops to a level that would require us to issue shares in excess of 5% of the total number of outstanding shares of common stock, then we will have four months from the date of the Final Approval Hearing to pay in cash any Securities Class Action Settlement Amount that remains unpaid following payment of the Initial Cash Amount. We intend to pay the remaining portion of the Securities Class Action Settlement Amount with a portion of the net proceeds from this offering.
As part of the Securities Class Action Settlement, the settlement class has agreed to release us, the other defendants named in the lawsuit, and certain of their respective related parties from any and all claims, suits, causes of action, damages, demands, liabilities, or losses that are based upon, arise from, or relate to (a) the purchase, acquisition or trading of any common stock during the class period from August 9, 2017 until February 6, 2020; and (b) the allegations, transactions, facts, matters or occurrences, representations, or omissions involved, set forth, or referred to in the class action. The Securities Class Action Settlement contains no admission of liability, wrongdoing or responsibility by any of the parties.
While the Securities Class Action Settlement received preliminary court approval on August 24, 2023, the Securities Class Action Settlement is subject to final approval by the court and there can be no assurances if, when, and on what exact terms the Securities Class Action Settlement may receive final court approval. If the Securities Class Action Settlement does not receive final court approval, we cannot assure you the ultimate resolution of these claims will not have a material adverse effect on our business, financial condition and results of operations.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use approximately $40.0 million of the net proceeds from this offering to repay all outstanding loans under the ABL Facility (and accrued and unpaid interest thereon), without any reduction in commitment, $57.5 million of the net proceeds from this offering to pay the remaining portion of the Securities Class Action Settlement Amount and the remainder of the net proceeds for working capital and general corporate purposes.
Affiliates of Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are lenders under our ABL Facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our ABL Facility. Therefore, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. Pursuant to FINRA Rule 5121, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”
Loans outstanding under the ABL Facility bear interest at a rate per annum equal to, at our option, either (a) the greatest of (i) the daily Prime Rate, (ii) the daily NYFRB Rate plus 0.50%, and (iii) the one-month Adjusted Term SOFR Rate (as defined below) plus 1.00% (collectively, the “ABR”) plus an applicable margin ranging from 1.00% to 1.50% depending on the aggregate average unused availability under the ABL Facility during the prior quarter or (b) term SOFR for a tenor of one, three or six months (at our election) plus 0.10% (the “Adjusted Term SOFR Rate”) plus an applicable margin ranging from 2.00% to 2.50% depending on the average unused availability under the ABL Facility during the prior quarter, with an ABR floor of 1.00% and an Adjusted Term SOFR Rate floor of 0.00%. Under the ABL Facility the undrawn fee ranges from 37.5 to 50 basis points based on the daily amount of the available revolving commitment. The interest rate for borrowings under the ABL Facility as of September 30, 2023 was 7.67%. The proceeds of the ABL Facility were used for working capital needs and general corporate purposes, including, without limitation, consummating permitted acquisitions and refinancing existing indebtedness. The ABL Facility matures on June 30, 2026.
The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described herein. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, marketable investment securities and consolidated capitalization as of September 30, 2023:
•on an actual basis; and
•on an as adjusted basis to give effect to:
(a)    the increase in the maximum principal commitment under the ABL Facility to a total of $115.0 million on October 31, 2023;
(b)    the payment of $5.0 million on October 31, 2023 as the first installment of the Ravgen Settlement;
(c)    the issuance and sale of shares of common stock in this offering at the public offering price of $ per share, after deducting underwriters discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares);
(d)    the use of approximately $57.5 million of the net proceeds of this offering to pay the    remaining portion of the Securities Class Action Settlement Amount, as described under “Use of Proceeds”; and
(e)    the use of approximately $40.0 million of the net proceeds of this offering to repay all outstanding loans under the ABL Facility (and accrued and unpaid interest thereon), without any reduction in commitment, as described under “Use of Proceeds.”
The following information should be read in conjunction with our consolidated financial statements and condensed consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the annual and quarterly reports incorporated by reference in this prospectus supplement and the accompanying prospectus.

(In millions, except share and per share data)	As of September 30, 2023
	Actual As Adjusted
	(unaudited)
Cash and cash equivalents	$ 76.0	$
Marketable investment securities	10.3	10.3
Long-term debt:
Secured ABL Facility	40.0(1)	—(2)
Total long-term debt	40.0	—
Stockholders’ equity:
Common stock, par value $0.01 per share; 150,000,000 shares authorized, actual and as adjusted; 82,064,413 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	0.8
Additional paid-in capital	1,286.2
Accumulated other comprehensive loss Accumulated deficit	(5.3) (598.3)	(5.3) (598.3)
Total stockholders’ equity	683.4
Total capitalization	$ 723.4	$
_____________________________________________________________________________________________
(1)    As of September 30, 2023, $40.0 million was drawn under the ABL Facility, excluding $1.5 million of debt issuance costs. As of September 30, 2023, we had an additional $48.5 million of availability under the ABL Facility, but we are currently subject to a minimum availability covenant of $25.0 million.

(2)    As of September 30, 2023, after giving effect to the $25.0 million increase in maximum principal commitment under the ABL Facility, we would have $115.0 million of aggregate commitments under the ABL Facility; however, we are currently subject to a minimum availability covenant of $25.0 million and therefore would have $28.2 million remaining in actual borrowing capacity under the ABL Facility. On an as adjusted basis, after giving effect to the increase in maximum principal commitment under the ABL Facility, the offering and the expected use of net proceeds therefrom, we would have $115.0 million of aggregate commitments under the ABL Facility; however, we are subject to a minimum availability covenant of $25.0 million and would have $68.2 million remaining in actual borrowing capacity under the ABL Facility.
The number of shares of common stock, actual and as adjusted, shown in the table above excludes the following as of September 30, 2023:
•681,128 shares of our common stock issuable upon exercise of outstanding options under our stock compensation plans at a weighted average exercise price of $13.38 per share;
•4,607,467 RSUs outstanding under our stock compensation plans;
•4,757,042 shares of our common stock reserved for future grants under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended; and
•1,474,248 shares of our common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Purchase Plan.

DILUTION
Our net tangible book value as of September 30, 2023 was approximately $40.2 million, or $0.49 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2023. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.
After giving effect to the sale of shares of our common stock by us in this offering at the public offering price of $ per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $ million, or $ per share. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and immediate dilution in value of $ per share to investors purchasing our common stock in this offering.
The following table illustrates this dilution on a per share basis:

Public offering price per share		$
Net tangible book value per share as of September 30, 2023	$ 0.49
Increase in net tangible book value per share attributable to new investors purchasing our common stock in this offering	$
As adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering		$
Dilution per share to new investors purchasing our common stock in this offering		$
If the underwriters exercise in full their option to purchase additional shares of common stock in this offering at the public offering price, the as adjusted net tangible book value after this offering would be $ per share, representing an increase in net tangible book value of $ per share to existing stockholders and immediate dilution in value of $ per share to investors purchasing our common stock in this offering at the public offering price.
The above discussion is based on 82,064,413 shares of our common stock outstanding as of September 30, 2023, and excludes:
•681,128 shares of our common stock issuable upon exercise of outstanding options under our stock compensation plans at a weighted average exercise price of $13.38 per share;
•4,607,467 RSUs outstanding under our stock compensation plans;
•4,757,042 shares of our common stock reserved for future grants under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended; and
•1,474,248 shares of our common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Purchase Plan.
To the extent that any outstanding options are exercised, outstanding RSUs are settled, new options, new RSUs or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by Non-U.S. Holders. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, rulings and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering memorandum and all of which are subject to change and differing interpretations, possibly with retroactive effect. This summary addresses tax considerations only for holders that purchase our common stock pursuant to this offering and that hold such stock as a “capital asset” as defined in the Code (generally, property held for investment). Moreover, this summary is for general information only and does not address all of the tax consequences that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, dealers in securities, traders in securities that elect to use a mark to market method of accounting or persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement,” brokers, expatriates, entities or arrangements treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes, and partners or members therein, controlled foreign corporations, passive foreign investment companies, persons that own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of common stock entitled to vote, persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. Holders (defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell our common stock under the constructive sale provisions of the Code), all of whom may be subject to tax rules that differ significantly from those summarized below. The discussion below does not address U.S. federal estate and gift tax considerations, the Medicare tax or the effect of any state, local or non-U.S. tax law.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS, NON-U.S. TAX LAWS OR INCOME TAX TREATIES.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of our common stock, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

A “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as

•a citizen or individual resident of the United States;

•a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) that has in effect a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding our common stock and each of its partners should consult their tax advisors as to the tax consequences of holding and disposing of our common stock.

Distributions on Our Common Stock

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of the Company’s current or accumulated earnings and profits as determined under the Code. Dividends received by a Non-U.S. Holder with respect to our common stock will generally be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) unless such dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides proper certification of its eligibility for a reduced rate under an applicable income tax treaty (generally on IRS Form W-8BEN, W-8BEN-E or applicable successor form). Distributions that exceed the Company’s current or accumulated earnings and profits will reduce the Non-U.S. Holder’s adjusted basis in its common stock (but not below zero). Any excess will be treated as gain realized on the sale or other taxable disposition of our common stock and will be treated as described under “—Sale or Other Disposition of Our Common Stock” below.

Non-U.S. Holders should expect that the gross amount of any distributions with respect to our common stock will generally be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so requires, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. Holders and, in the case of corporate Non-U.S. Holders, may also be subject to a branch profits tax at a rate of 30%.

Sale or Other Disposition of Our Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if an applicable income tax treaty so requires, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the gain will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to U.S. Holders and, in the case of corporate Non-U.S. Holders, may also be subject to branch profits tax at a rate of 30%;

•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met, in which case the gain, which may be offset by U.S. source capital losses in certain circumstances, will generally be subject to U.S. federal income tax at a rate of 30%; or

•the Company is, or at any point during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period has been, a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and, if our common stock is “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding common stock, in which case the gain will generally be subject to tax on a net income basis as gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States as described in the first bullet above.

The Company believes it is not and has not been a USRPHC at any point during the past five years, and it does not anticipate that it will become a USRPHC in the foreseeable future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act and the regulations and administrative guidance promulgated thereunder (“FATCA”), withholding at a rate of 30% will generally be required on payments of dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution otherwise qualifies for an exemption or (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Accordingly, the entity through which an investor holds our common stock will affect the determination of whether withholding under the rules described in this paragraph is required. No additional amounts will be paid to holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are the representatives of the underwriters.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC.......................................................................
Morgan Stanley & Co. LLC.......................................................................
Wells Fargo Securities, LLC.......................................................................
Total…....…………………………………………………………………

    The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Us	No Exercise	Full Exercise
Per Share………………………………………………………………………..	$	$
Total………………………………………………………………………………	$	$

Shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the public offering price. If all of the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. This offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $ . We have agreed to reimburse the underwriters for certain expenses in connection with this offering in an amount not to exceed $10,000. We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “MYGN.”

We have agreed that, without the prior written consent of Goldman Sachs & Co. LLC, we will not, during the period ending 60 days after the date of this prospectus supplement (the “Lock-Up Period”): (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Act relating to, any of our securities that are substantially similar to the shares of our common stock being offered, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. This agreement does not apply to (i) the shares of our common stock to be sold in this offering, (ii) any shares of our common stock or any securities or other awards (including without limitation options or restricted stock units) convertible into, exercisable for, or that represent the right to receive, shares of our common stock pursuant to any stock option plan, incentive plan or stock purchase plan of ours or otherwise in equity compensation arrangements (collectively, “Company Stock Plans”), (iii) any shares of our common stock issued pursuant to the Securities Class Action Settlement, (iv) the filing by us of any registration statement on Form S-8 or a successor form thereto relating to any Company Stock Plan, and (v) any shares of our common stock or any securities convertible into or exchangeable for, or that represent the right to receive, shares of our common stock issued in connection with any joint venture, commercial or collaborative relationship or the acquisition or license by us of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition, provided that the aggregate number of shares that we may sell or issue or agree to sell or issue shall not exceed 5.0% of the total number of shares of our common stock issued and outstanding immediately following this offering and the recipients thereof sign a lock-up letter.
Our directors and certain of our executive officers (collectively, the “Lock-up Parties”), have agreed that, without the prior written consent of Goldman Sachs & Co. LLC, they will not, or cause or direct any of their affiliates to, during the period ending 60 days after the date of this prospectus supplement: (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise transfer or dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (such options, warrants or other securities, collectively, “Derivative Instruments” and, together with shares of our common stock, the “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the Lock-up Party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Lock-up Party or someone other than the Lock-up Party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of shares of our common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above, collectively the “Lock-Up Restrictions”).

The Lock-Up Restrictions will not apply, subject in certain cases to various conditions (including the transfer of the Lock-Up Restrictions), to transfers: (i) as a bona fide gift or gifts or charitable contribution, provided that the donee or donees thereof agree to be bound in writing by the Lock-up Restrictions; (ii) to any trust for the direct or indirect benefit of the Lock-up Party or the immediate family of the Lock-up Party, or if the Lock-up Party is a trust, to a trustor, trustee (or co-trustee) or beneficiary of the trust or to the estate of the beneficiary of such trust, provided that the trustee of the trust agrees to be bound in writing by the Lock-up Restrictions, and provided further that any such transfer shall not involve a disposition for value; (iii) in connection with the sale of any of the Lock-up Party’s Lock-Up Securities acquired in open market transactions after this offering; (iv) to us in connection with the exercise or settlement of options, warrants or other rights to acquire shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of our common stock in accordance with their terms (including the vesting or settlement of restricted stock units and including, in each case, by way of net exercise and/or to cover withholding tax obligations in connection with such exercise, vesting or settlement) pursuant to an employee benefit plan, option, warrant or other right, provided that any such shares issued upon exercise, vesting or settlement, as applicable, of such option, warrant, restricted stock unit or other right shall be subject to the restrictions set forth herein; (v) by will, other testamentary document or intestacy, provided that the transferee agrees to be bound in writing by the Lock-up Restrictions; (vi) to any immediate family member of the Lock-up Party, provided that such family member agrees to be bound by the Lock-up Restrictions; (vii) to us pursuant to agreements under which we have (a) the option to repurchase such shares or (b) a right of first refusal with respect to transfers of such shares, provided that, in each case, such Lock-Up Securities were granted under any equity plan of ours that is described in this prospectus supplement (including the documents incorporated by reference herein); (viii) in connection with the repurchase of shares of our common stock by us in connection with the termination of the Lock-up Party’s employment with or service to us; (ix) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage, domestic partnership or civil union; (x) the transfer of Lock-Up Securities to us by the Lock-up Party if required by law or a governmental authority, or if the Lock-up Party’s holding of such securities would result in materially adverse compliance or regulatory consequences for such person or any of its affiliates; (xi) to a bona fide third party pursuant to a tender offer of our securities or any merger, consolidation or other business combination involving our change of control (as defined in the lock-up agreement) occurring after the settlement of this offering, that, in each case, has been approved by our board of directors; provided that all of the Lock-up Party’s Lock-Up Securities subject to this Lock-Up Agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to the lock-up agreement; and provided, further, that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any of the Lock-up Party’s Lock-Up Securities subject to the lock-up agreement shall remain subject to the restrictions on transfer set forth in such agreement; (xii) in connection with the sale or other transfer of shares of our common stock made pursuant to a trading plan that complied with the requirements of Rule 10b5-1 under the Exchange Act that were applicable at the time of execution of or any amendment to such plan that has been entered into by the Lock-up Party prior to the date of the lock-up agreement; (xiii) if the Lock-up Party is a corporation, partnership, limited liability company, trust or other business entity (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Lock-up Party or the immediate family of the Lock-up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-up Party or affiliates or immediate family of the Lock-up Party (including, for the avoidance of doubt, where the Lock-up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (b) as part of a distribution, transfer or disposition without consideration by the Lock-up Party to its stockholders, partners, members, beneficiaries or other equity holders; provided, however, that in the case of any transfer or disposition contemplated by (a) or (b), it shall be a condition to the transfer or disposition that the transferee agrees to be bound in writing by the Lock-up Restrictions; and (xiv) with the prior written consent of Goldman Sachs & Co. LLC.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the closing of this offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
Other Activities and Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Conflicts of Interest

As described under “Use of Proceeds,” we intend to use approximately $40.0 million of the net proceeds from this offering to repay all outstanding loans under our ABL Facility (and accrued and unpaid interest thereon), without any reduction in commitment. Affiliates of Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are lenders under our ABL Facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our ABL Facility. Therefore, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC have a “conflict of interest” in regard to this offering under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with the offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. Pursuant to FINRA Rule 5121, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Selling Restrictions

Notice to prospective investors in the European Economic Area

In relation to each EEA Member State (each a “Relevant Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant Member State at any time:

(a)    to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or
(c)    in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of common stock will require the Company or any Bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of common stock under the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of us and the underwriters and their affiliates that:

(a)    it is a qualified investor within the meaning of the Prospectus Regulation; and
(b)    in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Joint Global Coordinators has been given to the offer or resale; or (ii) where the shares of common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Regulation as having been made to such persons.

We and the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the Joint Global Coordinators of such fact in writing may, with the prior consent of the Joint Global Coordinators, be permitted to acquire shares of common stock in the offering.

Notice to prospective investors in the United Kingdom

This prospectus supplement and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares of common stock are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares of common stock will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a)    to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or
(c)    in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares of common stock will require us and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any shares of common stock in the Offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the underwriters and their affiliates that it meets the criteria outlined in this section.

Notice to prospective investors in Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to prospective investors in Israel

This prospectus supplement does not constitute a prospectus as defined under the Israeli Securities Law (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (as it may be amended from time to time, the “Addendum”), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum, collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to prospective investors in Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong
Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation will not be transferable for 6 months after that corporation has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).

Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferable for 6 months after that trust has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to prospective investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock should conduct their own due diligence on such shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to prospective investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to this offering, our company or the shares of common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of shares of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Prospectus
MYRIAD GENETICS, INC.
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
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We may offer, issue and sell, together or separately:
•shares of our common stock;
•shares of our preferred stock, which may be issued in one or more series;
•depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;
•debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities; and
•warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities.
We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
___________________________________
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
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Investing in our securities involves a number of risks. See “Risk Factors” on page 6 of this prospectus and any similar section included in any accompanying prospectus supplement and in the documents incorporated by reference herein and therein before you make your investment decision.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “MYGN.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is November 8, 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we or any selling securityholders may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we or any selling securityholders sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.
When used in this prospectus, the terms “Myriad,” the “Company,” “we,” “our” and “us” refer to Myriad Genetics, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023 (our “2022 Form 10-K”);
•our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2023 (excluding those portions that were not required to be incorporated by reference into our 2022 Form 10-K);
•our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 4, 2023, August 4, 2023 and November 7, 2023, respectively;
•our Current Reports on Form 8-K, filed with the SEC on June 2, 2023, July 6, 2023, August 3, 2023 (but only Items 3.02 and 8.01), October 5, 2023 (but only Items 5.02 and 9.01), October 31, 2023 and November 1, 2023; and
•the description of our common stock contained in Exhibit 4.2 to our 2022 Form 10-K, and any amendment or report filed for the purpose of updating such description.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Myriad Genetics, Inc.
Attention: Investor Relations
322 North 2200 West
Salt Lake City, UT 84116
(801) 584-3600

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes,” “seek,” “could,” “continue,” “likely,” “will,” “strategy” and “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. These risks include, but are not limited to:
•the risk that sales and profit margins of our existing tests may decline or that we may not be able to operate our business on a profitable basis;
•risks related to our ability to achieve certain revenue growth targets and generate sufficient revenue from our existing product portfolio or in launching and commercializing new tests to be profitable;
•risks related to changes in governmental or private insurers’ coverage and reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests;
•risks related to increased competition and the development of new competing tests;
•the risk that we may be unable to develop or achieve commercial success for additional tests in a timely manner, or at all;
•the risk that we may not successfully develop new markets or channels for our tests, including our ability to successfully generate substantial revenue outside the United States;
•the risk that licenses to the technology underlying our tests and any future tests are terminated or cannot be maintained on satisfactory terms;
•risks related to delays or other problems with constructing and operating our laboratory testing facilities;
•risks related to public concern over genetic testing in general or our tests in particular;
•risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems;
•risks related to our ability to obtain new corporate collaborations or licenses and acquire or develop new technologies or businesses on satisfactory terms, if at all;
•risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license, acquire, or develop;
•the risk that we are not able to secure additional financing to fund our business, if needed, in a timely manner or on favorable terms, if it all;
•continued uncertainties associated with COVID-19, including its possible effects on our operations and the demand for our products;
•risks related to our projections about the potential market opportunity for our current and future products;
•the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests;
•the risk of patent-infringement claims or challenges to the validity of our patents;

•risks related to changes in intellectual property laws covering our tests, or patents or enforcement, in the United States and foreign countries;
•risks related to security breaches, loss of data and other disruptions, including from cyberattacks;
•risks of new, changing and competitive technologies in the United States and internationally, and that we may not be able to keep pace with the rapid technology changes in our industry, or properly leverage new technologies to achieve or sustain competitive advantages in our products;
•the risk that we may be unable to comply with financial or operating covenants under our credit or lending agreements;
•risks related to our inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting;
•risks related to current and future investigations, claims or lawsuits, including derivative claims, product or professional liability claims, including the risk that the court does not approve the settlement of the securities class action lawsuit, captioned In re Myriad Genetics, Inc. Securities Litigation (No. 2:19-cv-00707-DBB), and risks related to the amount of our insurance coverage limits and scope of insurance coverage with respect thereto; and
•other risks and uncertainties described under the section entitled “Risk Factors” of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC.
In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus, any accompanying prospectus supplement, or in any document incorporated by reference herein or therein, might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of the applicable document containing the forward-looking statement. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law. All forward-looking statements in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE COMPANY
We are a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. We provide insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. We develop and offer genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where critical genetic insights can significantly improve patient care and lower health care costs.
We are a Delaware corporation. Our principal executive office is located at 322 North 2200 West, Salt Lake City, UT, 84116 and our telephone number is (801) 584-3600. We maintain a website at www.myriad.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS
Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including, without limitation, the financing of our operations, research and development, the development and commercialization of new products and new technologies, the possible repayment of indebtedness, and possible business acquisitions. Our management will have broad discretion in any use of proceeds from an offering.
Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities and warrants that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK
The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our restated certificate of incorporation, as amended, and our restated by-laws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our restated certificate of incorporation and restated by-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Myriad,” the “Company,” “we,” “our” and “us” refer to Myriad Genetics, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.
Common Stock
Under our restated certificate of incorporation our authorized capital stock consists of 150,000,000 shares of common stock.
We are authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated and may issue in the future or that we may designate and issue in the future. Except as described under “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and By-laws” below, a majority vote of the holders of our common stock is generally required to take action under our restated certificate of incorporation and restated by-laws.
Preferred Stock
This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our restated certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.
Our board of directors has been authorized to provide for the issuance of up to 5,000,000 shares of preferred stock, par value $0.01 per share, in multiple series without the approval of shareholders, of which 600,000 shares have been designated Series A Junior Participating Preferred Stock. We designated the Series A Junior Participating Preferred Stock in connection with a stockholders’ rights plan that has expired. Accordingly, we have no present intention to issue any shares of Series A Junior Participating Preferred Stock. No shares of our preferred stock are currently issued and outstanding.
Our board of directors may, without further action by our shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without shareholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and By-laws
Anti-Takeover Provisions
The provisions of Delaware law and of our restated certificate of incorporation and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of the Company.
Delaware Law
We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Restated Certificate of Incorporation and Restated By-laws
Our board of directors is divided into three classes. Each year our stockholders elect the members of one of the three classes to a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors elected to our classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Only the board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Only the board of directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings would be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by not less than 60 days nor more than 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with the provisions of our restated by-laws, such business will not be conducted at the meeting.
Special meetings of the stockholders may be called only by the chair of our board of directors, the chief executive officer or president with the approval of the executive committee of the board of directors, or by the entire board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exists any vacancy in previously authorized directorships.
Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 70% of our outstanding voting stock to amend or repeal any of the provisions discussed above in this section entitled “—Restated Certificate of Incorporation and Restated By-laws.” This 70% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 70% vote will also be required for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a simple majority vote of the board of directors.

Our board of directors is authorized, without action by our stockholders, to designate and issue shares of our preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.
Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “MYGN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC (as successor to American Stock Transfer & Trust Company, LLC), with offices at 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.
Withdrawal of Preferred Stock
Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•any applicable subordination provisions for any subordinated debt securities;
•the maturity date(s) or method for determining same;
•the interest rate(s) or the method for determining same;
•the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;
•whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•redemption or early repayment provisions;
•authorized denominations;
•if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•the form or forms of the debt securities of the series including such legends as may be required by applicable law;
•whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
•whether the debt securities are secured and the terms of such security;
•the amount of discount or premium, if any, with which the debt securities will be issued;
•any covenants applicable to the particular debt securities being issued;
•any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;
•the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•any restriction or conditions on the transferability of the debt securities;
•provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).
General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
•the offering price;
•the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;
•the number of warrants offered;
•the exercise price and the amount of securities you will receive upon exercise;
•the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;
•the rights, if any, we have to redeem the warrants;
•the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;
•the name of the warrant agent; and
•any other material terms of the warrants.
After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We or the selling securityholders may sell the securities being offered hereby from time to time in one or more transactions, including without limitation:
•to underwriters for resale to purchasers;
•directly to purchasers;
•through agents, brokers or dealers to purchasers; or
•through a combination of any of these methods.
In addition, the manner in which we or the selling securityholders may sell some or all of the securities covered by this prospectus, include, without limitation, through:
•a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•ordinary brokerage transactions and transactions in which a broker solicits purchasers;
•privately negotiated transactions;
•settlement of short sales;
•transactions through broker-dealers to sell a specified number of such securities at a stipulated price per security;
•an exchange distribution in accordance with the rules of the applicable exchange; or
•a combination of any such methods of sale.
In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us, the selling securityholders or others to settle such sales and may use securities received from us or the selling securityholders to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement. A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:
•the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them if any;
•the public offering price or purchase price of the securities and the net proceeds to be received by us or the selling securityholders from the sale;
•any delayed delivery arrangements;
•any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the selling securityholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•at a fixed price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to the prevailing market prices; or
•at negotiated prices.
General
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or the selling securityholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
Underwriters and Agents
If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling securityholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.
Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling securityholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
We or the selling securityholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling securityholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or the selling securityholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
In connection with offerings made through underwriters or agents, we or the selling securityholders may enter into agreements with such underwriters or agents pursuant to which we or the selling securityholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us or the selling securityholders under these arrangements to close out any related open borrowings of securities.
Dealers
We or the selling securityholders may sell the offered securities to dealers as principals. We or the selling securityholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us or the selling securityholders at the time of resale. Dealers engaged by us or the selling securityholders may allow other dealers to participate in resales.

Direct Sales
We or the selling securityholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.
At-the-Market Offerings
We or the selling securityholders may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.
Institutional Purchasers
We or the selling securityholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We or the selling securityholders will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We or the selling securityholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or the selling securityholders in the ordinary course of business. This includes commercial banking and investment banking transactions.
Market-Making, Stabilization and Other Transactions
There is currently no market for any of the offered securities, other than the common stock which is listed on The Nasdaq Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock or debt securities on any securities exchange or quotation system; any such listing with respect to any preferred stock or any debt securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.
In connection with any offering of common stock, preferred stock, debt securities or securities that provide for the issuance of shares of our common stock upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell shares of common stock, preferred stock or our debt securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$100,000,000
Myriad Genetics, Inc.
Common Stock
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PRELIMINARY PROSPECTUS SUPPLEMENT
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Goldman Sachs & Co. LLC	Morgan Stanley	Wells Fargo Securities